Exhibit 10.1

EMPLOYMENT AGREEMENT FOR JOHN E. CARROLL, JR.

THIS AGREEMENT (the “Agreement”) is made effective as of December 17, 2004 (the “Effective Date”), between FreightCar America, Inc. (formerly known as JAC Holdings International, Inc.), a Delaware corporation (the “Company”), and John E. Carroll, Jr. (the “Executive”).

WHEREAS, the Company and its subsidiaries are engaged in the business of designing, manufacturing and selling railroad freight cars (such business hereinafter referred to as the “Business”); and

WHEREAS, the Executive, as a result of training, expertise and personal application over the years, has acquired and will continue to acquire considerable and unique expertise and knowledge which are of substantial value to the Company in the conduct, management and operation of its Business; and

WHEREAS, the Board of Directors of the Company (the “Board”) considers it desirable to prepare for and make an initial public offering of the common stock of the Company (an “IPO”); and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to the successful completion of an IPO and to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

WHEREAS, the parties hereto desire to substitute and replace this Agreement for the Employment Agreement between the parties hereto dated June 2, 2002 (the “Prior Employment Agreement”);

NOW THEREFORE, in consideration of the continued employment of the Executive by the Company and the benefits to be derived by the Executive hereunder, and of the Executive’s agreement to continued employment by the Company as provided herein, the parties mutually agree as follows:

1. Employment; Prior Employment Agreement. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein. On the Effective Date, this Agreement shall replace the Prior Employment Agreement.

2. Employment, Position and Duties. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company as its President and Chief Executive Officer and as an officer of such of the Company’s subsidiaries (if any) as shall be reasonably requested by the Company, and the Executive shall have such responsibilities, duties and authority as are customarily associated with such offices. The Executive shall report to the Company’s Board of Directors. The terms of Executive’s employment shall be as set forth herein. The Executive shall devote substantially all of his time to the performance of his duties hereunder. The Executive shall devote his best efforts to the successful completion of the IPO, including participation in the “road show” leading up to the IPO.

3. Term. The employment of the Executive by the Company pursuant to this Agreement will commence as of December 17, 2004 (the “Effective Date”) and shall terminate on December 31, 2006; provided, however, that this Agreement, shall remain in effect from year to year thereafter unless, not less than ninety (90) days prior to the then termination of the term of this Agreement, either the Executive or the Company shall deliver to the other written notice of his or its intention not to continue in effect this Agreement, in which case this Agreement shall terminate as of December 31 of the year in which such notice is given (the “Term”).

4. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the Company’s offices in Johnstown, PA or Chicago, IL, as the Executive shall elect, except for required travel on the Company’s business.

5. Compensation and Related Matters. As compensation and consideration for the performance by the Executive of the Executive’s duties, responsibilities and covenants pursuant to this Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance the amounts and benefits set forth below:

(a) Salary. Commencing on the execution of this Agreement, the Company shall pay to the Executive an annual base salary at the rate of $550,000 per year, such salary to be paid in substantially equal installments no less frequently than monthly. Such annual base salary may be increased from time to time at the discretion of the Boards of Directors of the Company.

(b) Bonus. For the period from the Effective Date through the date of the termination of this Agreement, the Executive shall receive a bonus (the “Bonus”) equal to one percent (1%) of the Company’s operating earnings before taxes, interest, depreciation and amortization (“EBITDA”) for each calendar year ending in such period. The Bonus shall be payable within ninety (90) days following the end of each calendar year during the Term or the date of termination of this Agreement, as applicable, each such payment to be made with respect to the period (each a “Measuring Period”) (i) from the beginning of the applicable calendar year, to (ii) the earlier of (A) the end of such calendar year during the Term or (B) the date of termination of this Agreement. The calculation of any portion of the Bonus payable by the Company hereunder shall be based upon the EBITDA of Holdings earned during the applicable Measuring Period.

(c) Retention Bonus. The Company shall pay the Executive a lump sum cash bonus of (i) $250,000 if the Executive remains continuously employed with the Company until April 1, 2005, and if the Company is listed on the NASDAQ National Market System on that date, and (ii) $250,000 if the Executive satisfies the terms of clause (i) and remains continuously employed with the Company until the earlier of October 1, 2005 or completion of a follow-on offering of the Company’s common stock; provided, however, that if a Change in Control (as defined below) occurs before the earlier of October 1, 2005 or completion of a follow-on offering of the Company’s common stock, the

Company will pay the Executive the $250,000 lump sum cash bonus under this clause (ii) upon the Change in Control.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses or other out-of-pocket business expenses incurred by the Executive during the Term in fulfilling the Executive’s duties and responsibilities hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(e) Other Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by the Company at any time during his employment hereunder to its executive employees (collectively the “Benefit Plans”), including without limitation each retirement, thrift and profit sharing plan, group life insurance and accident plan, medical and dental insurance plans, and disability plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites; provided, however, that changes may be made to a plan in which executives of the Company participate, including termination of any such plan, arrangement or perquisite, if such changes do not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company or is required by law or a technical change.

(f) Vacations. During his employment hereunder, the Executive shall be entitled to paid vacation in each calendar year, determined in accordance with the Company’s vacation policy. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executive employees.

(g) Car. During his employment hereunder, the Company shall provide for the Executive a car for his use in Johnstown, PA consistent with the type of car provided to other executives of the Company.

(h) Country Club. During his employment hereunder, the Company shall pay membership and basic dues for the Executive at the Sunnehanna Country Club.

Any payments or benefits payable to the Executive under this Section 5 in respect of any year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided herein (including without limitation the Bonus payable to the Executive hereunder) or in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which he is so employed.

6. Termination. The Company may terminate the Executive’s employment hereunder under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, in the written opinion of a qualified physician selected by the Company, the Executive shall become unable to perform his duties hereunder with reasonable accommodation due to physical or mental illness that continues for three months, the Company may terminate the Executive’s employment hereunder.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (x) the willful and continuous neglect or refusal to perform the Executive’s duties or responsibilities, or the willful taking of actions (or willful failures to take actions) which materially harm the Company in any manner or impair the Executive’s ability to perform his duties or responsibilities which in each case continues after being brought to the attention of the Executive (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness); (y) any act by the Executive which constitutes gross negligence or willful misconduct in the performance of his duties hereunder, or the arrest, indictment and/or conviction of the Executive for any felony or a misdemeanor involving property of the Company or (z) a material breach by the Executive of his obligations hereunder.

7. Compensation Upon Termination, Death or During Disability.

(a) Death. If the Executive’s employment is terminated by his death, the Company shall within ninety days following the date of the Executive’s death, (i) pay any salary due to the Executive through the date of his death and any unreimbursed expenses and (ii) pay to the Executive’s legal representative any death benefits provided under any Benefit Plan in accordance with their terms, and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.

(b) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full base salary and other benefits at the rate then in effect for such period (offset by any payments to the Executive received pursuant to disability benefit plans maintained by the Company) until his employment is terminated, and upon such termination, and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.

(c) Cause or By Executive Other than for Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his salary through the date of termination and any unreimbursed expenses, and the Company shall, thereafter, have no further obligations to the Executive under this Agreement. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances: (1) a Company Change in Control pursuant to which the buyer does not either assume this Agreement or otherwise agree to employ the Executive at or after the acquisition date on terms substantially comparable in the aggregate to this Agreement, or (2) unless such circumstances are fully corrected within 60 days after written notice thereof (A) a permanent material diminution in the Executive’s position, duties, responsibilities (including reporting responsibilities) or authority or any substantive assumption of the Executive’s duties, responsibilities or authority by any member of the Board without the Executive’s knowledge (except during periods when the Executive is unable to perform all or substantially all of the Executive’s duties and/or responsibilities on account of the Executive’s illness (either physical or mental) or other incapacity) or (B) a failure by the Company to pay the Executive’s salary or bonus as provided herein or a material elimination or reduction of the Executive’s participation in any Benefit Plans generally available to employees at the Executive’s level, except as otherwise permitted herein.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including any securities beneficially owned by such Person that were acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(c) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

For purposes of this Agreement, “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used herein; however, a Person shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(d) Breach By Company or By Executive for Good Reason. If (A) in breach of this Agreement, the Company shall terminate the Executive’s employment or (B) the Executive shall terminate his employment for Good Reason, then the Company shall provide the following payments and benefits:

(i) the Company shall pay the Executive his full Base Salary through the date of termination at the rate in effect at the time notice of termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the date of termination including (A) any expenses owed pursuant to Section 5(d) (which amounts shall be paid in a lump sum within 10 days of such date of termination), (B) any unpaid accrued vacation, and (C) amounts under any compensation or benefit plan or program of the Company, at the time such payments are payable to the Executive under the terms of such plan in light of the circumstances in which such termination occurred;

(ii) in lieu of any further Base Salary payments to the Executive for periods subsequent to the date of termination, the Company shall pay to the Executive within ten days of the date of termination, a lump sum amount equal to the product of (A) the sum of (1) the Executive’s annual Base Salary rate in effect as of the date notice of termination is given and (2) the greatest of (I) the Executive’s guaranteed annual bonus (if any) with respect to the fiscal year in which the date of termination occurs, (II) the target annual bonus which may become payable to the Executive with respect to the fiscal year in which the date of termination occurs, (III) the annual bonus payments made to the Executive with respect to the fiscal year immediately prior to the fiscal year in which the date of termination occurs and (IV) the average of the annual bonus payments made to the Executive with respect to the three fiscal years immediately prior to the fiscal year in which the date of termination occurs (or such shorter period as the Executive has been employed by the Company) multiplied by (B) the number three; and

(iii) the Company shall at its own cost continue the participation of the Executive for a period of three years, in all medical, life and other employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the date of termination provided that the Executive’s continued participation is provided under the general terms and provisions of such plans and programs as in effect on the date of such Termination. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. The Company shall continue to make available coverage under its medical insurance plan to (A) the Executive until the date the Executive is eligible for Medicare, and (B) the Executive’s spouse (determined as of the Effective Date) until the date the Executive’s spouse is eligible for Medicare; provided that the Company shall pay the full cost of such coverage.

(e) The obligations of the Company to make payments and provide benefits under this Section 7 shall survive the termination of this Agreement.

8. Covenant Not to Compete. The Executive acknowledges that, as a key management employee, the Executive will be involved, on a high level, in the development, implementation and management of the Company’ strategies and plans, including those which involve the Company’ finances, research, marketing, planning, operations, industrial relations and acquisitions. By virtue of the Executive’s unique and sensitive position and special background, employment of the Executive by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Executive’s talent and knowledge and information about the Company’s business, strategies and plans can and would constitute a valuable competitive advantage over the Company. In view of the foregoing, the Executive covenants and agrees that, if the Executive’s employment is terminated for any reason whatsoever, then, for a period of two years after the date of termination, the Executive will not engage or be engaged, in any capacity, directly or indirectly, including but not limited to as an employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in competition with any business conducted by the Company on the date of termination anywhere in North America.

The covenant not to compete contained in this Section 7 shall survive the termination of this Agreement.

If any court determines that the covenant not to compete contained in this Section 7, or any part hereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

9. Confidentiality. The Executive recognizes that he will have access to confidential information, trade secrets, proprietary methods and other data which are the property of and integral to the operations and success of the Company and therefore agrees to be bound by the provisions of this Section 9, which both the Company and the Executive agree and acknowledge to be reasonable and to be necessary to the Company. In recognition of this fact, the Executive agrees that the Executive will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information which the Executive did not know and could not have known was confidential and was disclosed to the Executive in violation of any other person’s confidentiality obligations and (iii) disclosure required in connection with any legal process (after giving the Company the opportunity to dispute such requirement)) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Executive make use of any such information for the benefit of any person, firm, corporation or other entity, except the Company. The Executive’s obligation to keep all of such information confidential shall be in effect without limitation as to time.

10. Miscellaneous.

(a) Representations of the Executive. The Executive represents and warrants to the Company that this Agreement when executed by the Executive will not conflict with any other agreement or obligation of the Executive and that the Executive is not bound by any agreement with any third party which would prohibit the Executive from his involvement with the Company or result in any liability to the Executive or to the Company.

(b) Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

(c) Notice. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

If to the Executive:

John E. Carroll, Jr.

1040 North Lake Shore Drive

Apt. 32D

Chicago, IL 60611

If to the Company:

c/o FreightCar America, Inc.

Two North Riverside Plaza

Chicago, IL 60606

Attention: Chairman of the Board

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(d) Amendments, Waivers, Governing Law, Validity, Counterparts and Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officers of the Company as maybe specifically designated by the Board. No waiver by either party hereto (the Company on one hand, and the Executive, on the other hand) at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including without limitation the Prior Employment Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto respect of the subject matter contained herein (including without limitation the Prior Agreement) is hereby terminated and canceled.

(e) Injunctive Relief. The Executive agrees that in addition to any other remedy provided at law or in equity or in this Agreement, the Company shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining Executive from violating any provision of Sections 8 and 9 of this Agreement.

(f) Consent to Jurisdiction and Forum; Legal Fees and Costs. The Company and the Executive hereby expressly and irrevocably agree that any action, whether at law or in equity, arising out of or based upon this Agreement or the Executive’s employment by the Company shall only be brought in a federal or state court located in Chicago, Illinois. The Executive hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of such court. In connection with any dispute arising out of or based upon this Agreement or the Executive’s employment by the Company, each party (the Company on one hand, and the Executive on the other hand) shall be responsible for its, their or his own legal fees and expenses and all court costs shall be shared equally by the Company on one hand, and the Executive, on the other hand, unless the court apportions such legal fees or court costs in a different manner.

(g) Withholding. All payments made to the Executive pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to the Executive for purposes of amounts due to the Executive under this Agreement.

(h) Removal from any Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any affiliate or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any affiliate, including, but not limited to, as an officer of the Company or any of its affiliates.

(i) Insurance; Indemnification. During the Term and through at least the fifth anniversary of the Executive’s termination of employment from the Company, the Company agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as its officers.

(j) Voluntary Agreement. The Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement, with the legal, tax and other advisor and advisors of such party’s choice before executing this Agreement, and have been fully advised as to same. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or his participation in the drafting hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

FREIGHTCAR AMERICA, INC.

By:	/s/ Camillo M. Santomero	/s/ John E. Carroll, Jr.
	Chairman of the Board	John E. Carroll, Jr.